FILED PURSUANT TO RULE 424(b)(3)

REGISTRATION NO. 333-193480

STRATEGIC STORAGE GROWTH TRUST, INC.

SUPPLEMENT NO. 5 DATED JUNE 16, 2015

TO THE PROSPECTUS DATED JANUARY 20, 2015

This document supplements, and should be read in conjunction with, the prospectus of Strategic Storage Growth Trust, Inc. dated January 20, 2015, Supplement No. 3 thereto dated April 15, 2015 (which amended and superseded all prior supplements) and Supplement No. 4 thereto dated May 21, 2015. Unless otherwise defined in this supplement, capitalized terms used in this supplement shall have the same meanings as set forth in the prospectus.

The purpose of this supplement is to disclose:

•	an update on the status of our public offering;

•	an update regarding our sponsor; and

•	a revised Subscription Agreement.

Status of Our Offering

On June 17, 2013, we commenced a private offering of up to $109.5 million in shares of our common stock to accredited investors only pursuant to a confidential private placement memorandum. On May 23, 2014, we reached the minimum offering amount of $1.0 million in sales of shares in our private offering and we commenced operations. On January 16, 2015, we terminated the private offering in which we raised a total of $7.8 million. On January 20, 2015, our public offering was declared effective. As of June 10, 2015, we have raised approximately $8.2 million from the sale of approximately 863,000 shares in our private and public offerings. As of June 10, 2015, approximately $1.095 billion in shares remained available for sale to the public under our initial public offering, including shares available under our distribution reinvestment plan.

Update to Our Sponsor

On June 15, 2015, SmartStop Self Storage, Inc. (“SmartStop”) and Extra Space Storage Inc. (“Extra Space”), along with subsidiaries of each of SmartStop and Extra Space, entered into a definitive Agreement and Plan of Merger in which SmartStop will be acquired by Extra Space for $13.75 per share in cash, representing an enterprise value of approximately $1.4 billion. SmartStop is our current sponsor. Our stockholders will not participate in the merger. This transaction requires the approval of SmartStop’s stockholders, which requires the filing of a proxy statement with the SEC and, potentially, responding to SEC comments. SmartStop is working to prepare a proxy statement relating to the SmartStop stockholder meeting. Due to the uncertainties of the SEC review process, the exact timing of the SmartStop stockholder meeting is not known. However, we expect a SmartStop stockholder meeting to occur in the latter half of 2015 and the merger will close shortly thereafter.

Once the merger closes, SmartStop Asset Management, LLC (formerly known as Strategic Storage Realty Group, LLC) (“SmartStop Asset Management”), the owner of our property manager and majority and sole voting member of our advisor, will be our sponsor. SmartStop Asset Management will be sold at the closing to an entity controlled by H. Michael Schwartz, our Chairman of the Board of Directors, Chief Executive Officer and President and the Chairman of the Board of Directors, Chief

Executive Officer and President of SmartStop. The current executive management team of SmartStop will continue to serve as the executive management team for our new sponsor, SmartStop Asset Management. In addition, our management team will remain the same, as well as the management team of our advisor and property manager.

At the closing of the merger, our property manager will enter into sub-property management agreements with Extra Space for the management of our properties. Furthermore, Extra Space will acquire the rights to the “SmartStop® Self Storage” brand in the United States through the merger and we will no longer utilize this brand. The properties we own will be re-branded under the Extra Space name.

Forward-Looking Statements

Statements about the expected timing, completion and effects of the merger and the transactions contemplated by the Agreement and Plan of Merger, and all other statements in this supplement, other than historical facts, constitute forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on these forward-looking statements and any such forward-looking statements are qualified in their entirety by reference to the following cautionary statements.

All forward-looking statements speak only as of the date hereof and are based on current expectations and involve a number of assumptions, risks and uncertainties that could cause the actual results to differ materially from such forward-looking statements. SmartStop may not be able to complete the proposed transaction on the terms described above or other acceptable terms or at all because of a number of factors, including without limitation, the following: (i) the occurrence of any event, change or other circumstances that could give rise to the termination of the Agreement and Plan of Merger; (ii) the failure to obtain the SmartStop stockholder approval or the failure to satisfy the other closing conditions to the merger; (iii) risks related to disruption of management’s attention from SmartStop’s ongoing business operations due to the transaction; and (iv) the effect of the announcement of the merger on the ability of SmartStop to retain and hire key personnel, maintain relationships with its customers and suppliers, and maintain its operating results and business generally.

Revised Subscription Agreement

Our Subscription Agreement, included as Exhibit A to our prospectus, is hereby deleted in its entirety and replaced by Appendix A attached to this Supplement.

APPENDIX A SUBSCRIPTION AGREEMENT

1	YOUR INITIAL INVESTMENT Make all checks* payable to: “STRATEGIC STORAGE GROWTH TRUST, INC.”

* Cash, cashier’s checks/official bank checks under $10,000, foreign checks, money orders, third party checks, temporary/starter checks, or traveler’s checks are not accepted.

	The minimum initial investment is $5,000**.	Additional investments (minimum $100).

	Investment Amount: $	Existing Account#:

** Unless otherwise described in the prospectus.

	☐	By Mail – Attach a check made payable to Strategic Storage Growth Trust, Inc.
	☐	By Wire – UMB Bank, N.A., 1010 Grand, 4th Floor, Kansas City, MO 64106, ABA# 101000695 Strategic Storage Growth Trust, Inc. Account# 9871879437. When sending a wire, please request that the wire references the subscriber’s name in order to assure the wire is credited to the proper account.
	☐	Asset Transfer – Attach a copy of the asset transfer form. Original to be sent to the transferring institution.

	☐	Waiver of Commission - Please check this box if you are eligible for a waiver of commission. Waivers of commissions are available for purchases through an affiliated investment advisor, participating Broker-Dealer or its retirement plan, or for a representative of a participating Broker-Dealer or his or her retirement plan or family member(s).
	☐	Registered Investment Advisor (RIA): If this box is checked, commission will be waived. All sales of securities must be made through a Broker-Dealer. If an RIA has introduced a sale, the sale must be conducted through (1) the RIA in his or her capacity as a Registered Representative of a Broker-Dealer, if applicable; (2) a Registered Representative of a Broker-Dealer which is affiliated with the RIA, if applicable; or (3) if neither (1) nor (2) is applicable, an unaffiliated Broker-Dealer. (Section 6 must be filled in)

2	FORM OF OWNERSHIP (Select only one)

Non-Custodial Ownership

☐	Individual Ownership
☐	Joint Tenants with Rights of Survivorship – All parties must sign.
☐	Community Property – All parties must sign.
☐	Tenant In Common – All parties must sign.
☐	Corporate Ownership – Authorized signature required. Include copy of corporate resolution.
☐S-Corp. ☐C-Corp.
☐	Partnership Ownership – Authorized signature required. Include copy of partnership agreement.
☐	Estate – Authorized representative(s) signature required.

Name of Authorized Representative(s)

Include a copy of the court appointment dated within 90 days.
☐	Trust – Include a copy of the first and last page of the trust.

Name of Trustee(s)

☐	Transfer on Death – Complete Transfer on Death form to effect designation.
☐	Uniform Gift to Minors Act / Uniform Transfers to Minors Act – Custodian signature required in Section 7.

State of	Custodian for

☐	Pension Plan and Profit Sharing Plan (Non-Custodian) – Include a copy of the first and last pages of the plan.
☐	Other – Include a copy of any pertinent documents.

Custodial Ownership (Send completed forms to custodian)

☐	Traditional IRA – Custodian signature required in Section 7.
☐	Simple IRA – Custodian signature required in Section 7.
☐	Roth IRA – Custodian signature required in Section 7.
☐	KEOGH Plan – Custodian signature required in Section 7.
☐	Simplified Employee Pension / Trust (SEP)
☐	Pension / Profit-Sharing Plan / 401k – Custodian signature required in Section 7.

Required for custodial ownership accounts

Name of Custodian, Trustee, or Other Administrator

Mailing Address

City, State & Zip Code

Custodian Information – To be completed by Custodian listed above.

Custodian Tax ID#

Custodian Account #

Custodian Telephone #

Special Instructions

Regular Mail: Strategic Storage Growth Trust, Inc. c/o DST Systems, Inc., P.O. Box 219406, Kansas City, MO 64121-9406

Overnight Mail: Strategic Storage Growth Trust, Inc. c/o DST Systems, Inc., 430 W. 7th Street, Kansas City, MO 64105

Wire Information: UMB Bank, N.A., 1010 Grand, 4th Floor, Kansas City, MO 64106 ABA# 101000695 Account# 9871879437

Investor Services Toll Free Phone Line: 866.418.5144

3	ADDRESS INFORMATION
Subscriber Information (All fields must be completed)

Investor	Co-Investor

Investor Social Security Number / Tax ID Number	Co-Investor Social Security Number / Tax ID Number

Birth Date / Articles of Incorporation (MM/DD/YY)	Co-Investor Birth Date (MM/DD/YY)

Please indicate Citizenship Status	☐ U.S. Citizen ☐ Resident Alien – Country of Origin
☐ Non-resident Alien – Country of Origin

Residence Address (No P.O. Box allowed)

Street Address	City	State	Zip Code

Home Telephone	Business Telephone	Email Address

Mailing Address* (if different from above – P.O. Box allowed)

Street Address	City	State	Zip Code

* If the co-investor resides at another address, please attach that address to the subscription agreement

4	DISTRIBUTIONS
Complete this section to enroll in the Distribution Reinvestment Plan or to elect to receive distributions by check mailed to you, by check mailed to a third-party or alternate address, or by direct deposit.
Custodial held accounts may only select option 1 or option 5 without the custodian’s approval.

I elect the distribution option(s) indicated below: (Total must equal 100%)

1. ☐ Participate in the Distribution Reinvestment Plan (see Prospectus for details)%

2. ☐ Check mailed to the residence address set forth in Section 3 above	%

3. ☐ Check mailed to the mailing address set forth in Section 3 above	%

4. ☐ Check Mailed to Third-Party / Alternate Address	%

To direct distributions to a party other than the registered owner, please provide applicable information below.

Name /Entity Name / Financial Institution	Account No.	Mailing Address

City	State	Zip Code

5. ☐ Sent to Custodian (Custodian held accounts only)%

6. ☐ Direct Deposit	%

Please attach a pre-printed voided check. (Non-Custodian Investors Only)

By signing this agreement, I authorize Strategic Storage Growth Trust, Inc., or its agent, to deposit my distribution to my checking or savings account. This authority will remain in force until I notify Strategic Storage Growth Trust, Inc., or its agent, in writing to cancel it. In the event that Strategic Storage Growth Trust, Inc., or its agent, deposits funds erroneously into my account, they are authorized to debit my account for an amount not to exceed the amount of the erroneous deposit.

Please Attach a Pre-printed Voided Check Here (The above services cannot be established without a pre-printed voided check.)
Financial Institution:
Your Bank’s ABA Routing Number (1):
Your Bank Account Number (2):

☐ Checking Account ☐ Savings Account

Regular Mail: Strategic Storage Growth Trust, Inc. c/o DST Systems, Inc., P.O. Box 219406, Kansas City, MO 64121-9406

Overnight Mail: Strategic Storage Growth Trust, Inc. c/o DST Systems, Inc., 430 W. 7th Street, Kansas City, MO 64105

Wire Information: UMB Bank, N.A., 1010 Grand, 4th Floor, Kansas City, MO 64106 ABA# 101000695 Account# 9871879437

Investor Services Toll Free Phone Line: 866.418.5144

5	ELECTRONIC DELIVERY OF REPORTS AND UPDATES

☐

I authorize Strategic Storage Growth Trust, Inc. to make available on its website at www.strategicreit.com and through a CD with links to a website its quarterly reports, annual reports, proxy statements, prospectus supplements or other reports required to be delivered to me, as well as any property or marketing updates, and to notify me via e-mail when such reports or updates are available in lieu of receiving paper documents. (You must provide an e-mail address if you choose this option.)

Initial here

E-mail address:

6	BROKER-DEALER/FINANCIAL ADVISOR INFORMATION (All fields must be completed)

The Financial Advisor must sign below to complete the order. The Financial Advisor hereby warrants that he/she is duly licensed and may lawfully sell shares in the state designated as the investor’s legal residence.

Broker-Dealer Name	Broker-Dealer Mailing Address

City	State	Zip Code

Broker-Dealer CRD Number	Telephone Number	Fax Number

Financial Advisor Firm Name & Branch Number	Financial Advisor Name

Advisor Mailing Address

City	State	Zip Code

Rep ID	Branch Number	Telephone Number

E-mail Address	Fax Number

The undersigned confirm on behalf of the Broker-Dealer that they (1) have reasonable grounds to believe that the information and representations concerning the investor identified herein are true, correct and complete in all respects; (2) have discussed such investor’s prospective purchase of shares with such investor; (3) have advised such investor of all pertinent facts with regard to the lack of liquidity and marketability of the shares; (4) have delivered a current Prospectus and related supplements, if any, to such investor; (5) have reasonable grounds to believe that the investor is purchasing these shares for his or her own account; and (6) have reasonable grounds to believe that the purchase of shares is a suitable investment for such investor, that such investor meets the suitability standards applicable to such investor set forth in the Prospectus and related supplements, if any, and that such investor is in a financial position to enable such investor to realize the benefits of such an investment and to suffer any loss that may occur with respect thereto.

×				×
	Financial Advisor Signature	Date	State of Sale		Branch Manager Signature (If required by Broker-Dealer)	Date

7	SUBSCRIBER SIGNATURES

Strategic Storage Growth Trust, Inc. is required by law to obtain, verify and record certain personal information from you or persons on your behalf in order to establish the account. Required information includes name, date of birth, permanent residential address and social security/taxpayer identification number. We may also ask to see other identifying documents. If you do not provide the information, Strategic Storage Growth Trust, Inc. may not be able to open your account. By signing the Subscription Agreement, you agree to provide this information and confirm that this information is true and correct. If we are unable to verify your identity, or that of another person(s) authorized to act on your behalf, or if we believe we have identified potentially criminal activity, we reserve the right to take action as we deem appropriate which may include closing your account.

If you participate in the Distribution Reinvestment Plan or make subsequent purchases of shares of Strategic Storage Growth Trust, Inc., we request that you notify Strategic Storage Growth Trust, Inc. and your Broker-Dealer in writing at any time there is a material change in your financial condition, including failure to meet the minimum income and net worth standards applicable to this offering.

Regular Mail: Strategic Storage Growth Trust, Inc. c/o DST Systems, Inc., P.O. Box 219406, Kansas City, MO 64121-9406

Overnight Mail: Strategic Storage Growth Trust, Inc. c/o DST Systems, Inc., 430 W. 7th Street, Kansas City, MO 64105

Wire Information: UMB Bank, N.A., 1010 Grand, 4th Floor, Kansas City, MO 64106 ABA# 101000695 Account# 9871879437

Investor Services Toll Free Phone Line: 866.418.5144

Please separately initial each of the representations below. Except in the case of fiduciary accounts, you may not grant any person a power of attorney to make such representations on your behalf. In order to induce Strategic Storage Growth Trust, Inc. to accept this subscription, I hereby represent and warrant to you as follows:

[ALL ITEMS MUST BE READ AND INITIALED.]		Owner	Joint Owner/ Custodian
(1)	I have received the final Prospectus of Strategic Storage Growth Trust, Inc.	☐	☐
(2)

I have (i) a net worth (exclusive of home, home furnishings and automobiles) of $250,000 or more, or (ii) a net worth (as described above) of at least $70,000 and have a minimum of $70,000 gross annual income, or that I meet the higher suitability requirements imposed by my state of primary residence as set forth in the Prospectus under “SUITABILITY STANDARDS.” I will not purchase additional shares unless I meet those suitability requirements at the time of purchase.

		☐	☐
(3)	I acknowledge that there is no public market for the shares and, thus, my investment in shares is not liquid.	☐	☐
(4)

I am purchasing the shares for my own account or, if I am purchasing shares on behalf of a trust or other entity of which I am trustee or authorized agent, then I represent that I have due authority to execute the Subscription Agreement/Signature Page and do hereby legally bind the trust or other entity of which I am trustee or authorized agent.

		☐	☐
(5)

If I am an Alabama resident, I acknowledge that shares will only be sold to residents of the State of Alabama representing that they have a liquid net worth of at least 10 times their investment in this company and its affiliates.

If I am an Iowa or New Mexico resident, I acknowledge that, in addition to meeting this company’s suitability standards, the States of Iowa and New Mexico require that each investor in such states will limit his or her investment in this company, its affiliates and other non-traded real estate investment programs to not more than 10% of their liquid net worth. “Liquid net worth” is that portion of an investor’s net worth that is comprised of cash, cash equivalents and readily marketable securities.

If I am a Kansas resident, I acknowledge that it is recommended by the office of the Kansas Securities Commissioner that Kansas investors not invest, in the aggregate, more than 10% of their liquid net worth in this and other non-traded REITs. “Liquid net worth” is defined as that portion of net worth that consists of cash, cash equivalents and readily marketable securities.

If I am a Kentucky resident, I acknowledge that shares will only be sold to residents of the State of Kentucky representing that they have a liquid net worth of at least 10 times their investment in this company’s securities.

If I am a Maine resident, I acknowledge that the Maine Office of Securities recommends that an investor’s aggregate investment in this offering and similar direct participation investments not exceed 10% of the investor’s liquid net worth. For this purpose, “liquid net worth” is defined as that portion of net worth that consists of cash, cash equivalents and readily marketable securities.

If I am a Massachusetts resident, I acknowledge that shares will only be sold to residents of Massachusetts representing that they have a liquid net worth of at least 10 times their investment in this company and other direct participation investments.

If I am a Missouri resident, I acknowledge that in addition to the suitability standard above, no more than ten percent (10%) of any one (1) Missouri investor’s liquid net worth shall be invested in this offering.

If I am a Nebraska resident, I acknowledge that, in addition to meeting this company’s suitability requirements, Nebraska investors must limit their investment in this company and in the securities of other similar programs to 10% of such investor’s net worth.

If I am a New Jersey resident, I acknowledge that it is required by the State of New Jersey that New Jersey investors have either (i) a liquid net worth (not including home, furnishings and personal automobiles) of at least $100,000 and an annual gross income of at least $100,000, or (ii) a liquid net worth (not including home, furnishings and personal automobiles) of at least $250,000, and that such investors not invest, in the aggregate, more than 10% of their liquid net worth in an investment in this company, its affiliates, and other direct participation investments. “Liquid net worth” is defined as that portion of net worth that consists of cash, cash equivalents and readily marketable securities.

If I am a North Dakota resident, I acknowledge that shares will only be sold to residents of the State of North Dakota representing that they have a net worth of at least 10 times their investment in this company and that they meet one of this company’s suitability standards.

If I am an Ohio resident, I acknowledge that it shall be unsuitable for an Ohio investor’s aggregate investment in shares of this company, its affiliates, and in other non-traded real estate investment trusts to exceed ten percent (10%) of his or her liquid net worth.

If I am an Oregon resident, I acknowledge that shares will only be sold to residents of the State of Oregon representing that they have a net worth of at least 10 times their investment in this company and its affiliates and that they meet one of this company’s suitability standards.

If I am a Pennsylvania resident, I acknowledge that a Pennsylvania resident’s investment in this company must be no more than 10% of his or her net worth (exclusive of home, furnishings and automobile).

If I am a Tennessee resident, I acknowledge that my investment in this company must not exceed 10% of my liquid net worth (exclusive of home, home furnishings and automobile).

If I am a Vermont resident, I acknowledge that accredited investors in Vermont (within the meaning of Federal securities laws) may invest freely in this offering. In addition to the suitability standards described above, non-accredited Vermont investors may not purchase an amount in this offering that exceeds 10% of the investor’s liquid net worth.

		☐	☐

Your sale is not final for five (5) business days after your receipt of the final Prospectus. We will deliver a confirmation of sale to you after your purchase is completed.

TAXPAYER IDENTIFICATION NUMBER OR SOCIAL SECURITY NUMBER CERTIFICATION (required): The investor signing below, under penalties of perjury, certifies that (1) the number shown on this Subscription Agreement is my correct taxpayer identification number (or I am waiting for a number to be issued to me), (2) I am not subject to backup withholding because I am exempt from backup withholding, I have not been notified by the Internal Revenue Service (“IRS”) that I am subject to backup withholding as a result of a failure to report all interest or dividends, or the IRS has notified me that I am no longer subject to backup withholding, and (3) I am a U.S. person (including a U.S. resident alien), unless I have otherwise indicated in Section 3 above.

Certification instructions. You must cross out item 2 above if you have been notified by the IRS that you are currently subject to backup withholding because you have failed to report all interest and dividends on your tax return.

Regular Mail: Strategic Storage Growth Trust, Inc. c/o DST Systems, Inc., P.O. Box 219406, Kansas City, MO 64121-9406

Overnight Mail: Strategic Storage Growth Trust, Inc. c/o DST Systems, Inc., 430 W. 7th Street, Kansas City, MO 64105

Wire Information: UMB Bank, N.A., 1010 Grand, 4th Floor, Kansas City, MO 64106 ABA# 101000695 Account# 9871879437

Investor Services Toll Free Phone Line: 866.418.5144

I understand that I will not be admitted as a stockholder until my investment has been accepted. Depositing of my check alone does not constitute acceptance. The acceptance process includes, but is not limited to, reviewing the Subscription Agreement for completeness and signatures, conducting an Anti-Money Laundering check as required by the USA PATRIOT Act and depositing funds.

The IRS does not require your consent to any provision of this document other than the certifications required to avoid backup withholding.

×			×
	Signature of Owner or Custodian	Date		Signature of Joint Owner or Beneficial Owner (if applicable)	Date

(MUST BE SIGNED BY CUSTODIAN OR TRUSTEE IF IRA OR QUALIFIED PLAN IS ADMINISTERED BY A THIRD PARTY)

All items on the Subscription Agreement must be completed in order for your subscription to be processed. Subscribers are encouraged to read the Prospectus in its entirety for a complete explanation of an investment in Strategic Storage Growth Trust, Inc.

Regular Mail: Strategic Storage Growth Trust, Inc. c/o DST Systems, Inc., P.O. Box 219406, Kansas City, MO 64121-9406

Overnight Mail: Strategic Storage Growth Trust, Inc. c/o DST Systems, Inc., 430 W. 7th Street, Kansas City, MO 64105

Wire Information: UMB Bank, N.A., 1010 Grand, 4th Floor, Kansas City, MO 64106 ABA# 101000695 Account# 9871879437

Investor Services Toll Free Phone Line: 866.418.5144